Exhibit 10.95
Amendment No. 2 to the Software License Agreement
     This Amendment No. 2 (the “Amendment”) to the Software License Agreement (Sun Legal Files Index No. 80613) as amended by Amendment No. 1 (Sun LFI# 90457) and the Wireless Toolkit Supplement to the Sun Community Source Licenses (Sun LFI# 107228), the Software License Agreement, Amendment No. 1 and the WTK Supplement are collectively referred to as the “Agreement”), by and between Sun Microsystems, Inc., a Delaware corporation with principal place of business at 4150 Network Circle, Santa Clara, California 95054 and Borland Software Corporation, located at 20450 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014-2265 100 Enterprise Way, Scotts Valley, California 95066 (“Borland” or “Customer”), is entered into as of the 22nd day of December 2005.
     WHEREAS, Sun and Customer entered into the Agreement pursuant to which Customer licenses certain Java Technologies, including J2SE, J2EE and J2ME (now known as “JSE,” “JEE” and “JME” respectively) from Sun for use with Customer’s products;
     WHEREAS, Customer and Sun desire among other things to amend the Agreement to extend the term of the Agreement, terminate the licenses for certain Sun Technologies and license the Java Wireless Toolkit in binary form.
     NOW THEREFORE, for and in consideration of the mutual promises, provisions and covenants herein contained, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:
1. The parties agree to amend the expiration date of the current Renewal Term of the Agreement from December 28, 2005 to 11:59 p.m. on December 21, 2005. The parties further agree that, effective December 22, 2005, the Agreement shall renew as amended herein for subsequent term of three years continuing through and until 11:59 p.m. on December 21, 2008 (“Renewal Term”). Customer may elect to extend the term of the agreement for up to two additional one-year renewal terms at the fees set forth in Section 2 herein by issuing purchase order to Sun no less than 30 days prior to the expiration of the Renewal Term or the then-current renewal term.
2. Renewal Fees. (a) Customer shall make nonrefundable, non-transferable payment in the sum of $1,225,000.00 (“Program Fees” or “Brand Maintenance Fees”) on or before January 23, 2006. The payment by Customer of the Brand Maintenance Fees pursuant to this Amendment shall be in lieu of any license fees, royalties or support fees associated with the technology except for the fees provided in Amendment No. 8 to the Master Support Agreement between Customer and Sun. Java ME (CLDC/MIDP) is included in this payment.
     (b) In the event Customer elects to extend the term of the Agreement beyond the Renewal Term in accordance with Section 1 herein, the following Brand Maintenance Fees shall apply:

Term	JSE and JEE Brand Maintenance Fee
December 22, 2008 through December 21, 2009	$70,000.00
December 22, 2009 through December 21, 2010	$70,000.00
3. The parties agree that the following is hereby added to the definition of “Sun Technologies” in the Software License Agreement: a binary version of the Java 2 Platform, Micro Edition Wireless Toolkit 2.1 (“WTK”), as more fully described in Exhibit A-6, attached hereto.
4. The licenses for Sun Technologies Java TV v.1.0 and Personal Java Platform, more specifically set forth in Exhibit A-4 and Exhibit A-5, respectively, to the Agreement, are terminated effective December 22, 2005.
5. For the avoidance of doubt, Exhibit A-1 for JSE and JEE is renewed pursuant to its existing terms and conditions except as modified herein.
6. The Field of Use for JME CLDC and JME MIDP set forth in the Agreement are superseded in their entirety and replaced by the following:
Field(s) of Use: Only for use in Customer’s JBuilder integrated developer tool environments using Java platform technology running on Windows operating systems. Customer may distribute the JME CLDC or JME MLDP only to end users only for the sole purpose of permitting the end users developer to test and develop their own applications they develop by running those applications on JBuilder (by “develop their own applications” the parties do not mean to permit the inclusion of any implementation of the JME CLDC or JME MLDP in such applications). Nothing in this paragraph will be construed to prevent Customer’s end user developers from distributing runtime libraries, classes and JARs that are ordinarily necessary for the execution of the developer’s application. Customer must not permit the end user to deploy, distribute or make any commercial or other use of the product or the implementation of the JME CLDC or JME MID technologies. The JME CLDC or JME MIDP source code shall not be distributed to any party.
7. The Customer shall have the right to distribute the Java ME CLDC, Java ME MIDP and WTK in binary code form to third parties through the term (including Renewal Terms, if any) of the Agreement, solely with versions of its existing products that have been released prior to the Amendment Effective Date.
8. Notwithstanding anything else to the contrary in the Software License Agreement, the parties agree that Customer shall not have the right to modify or distribute the source code of the Java ME CLDC, Java ME MIDP or WTK to any third parties in any version of any Customer product released after the Amendment Effective Date.
9. The parties agree that Customer shall neither have the right to brand any of its mobile-only products with the Technology compliance logo, nor claim its products are compatible with either Java ME CLDC or Java ME MIDP technologies.

10. This Amendment is in addition and is subject to the Agreement. The Agreement and the Amendment shall inure to the benefit of Borland and its subsidiaries. The Agreement and all amendments and exhibits thereto shall remain unaltered and in full force and effect in the event of any conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. Capitalized terms not defined herein shall have the same meaning as the identical capitalized terms in the Agreement, unless otherwise stated.
IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed by their duly authorized representatives.

SUN MICROSYSTEMS, INC.		BORLAND SOFTWARE CORPORATION

By:	/s/ Vineet Gupta	By:	/s/ Kenneth Hahn

Name:	Vineet Gupta	Name:	Kenneth Hahn

Title:	Worldwide Director, OEM Software	Title:	CFO
Sales, Global Sales Operations

Date:	12/15/05	Date:	12-12-2005